UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2008

Allegiant Travel Company
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3301 N. Buffalo Drive, Suite B-9, Las Vegas, Nevada		89129
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	702-851-7300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On April 7, 2008, Allegiant Air, LLC, a wholly-owned subsidiary of Allegiant Travel Company (the "Company") entered into agreements for the purchase of six MD-80 aircraft and three spare engines currently on lease to FlyNordic, a wholly-owned subsidiary of Norwegian Air Shuttle. The seller is a subsidiary of Finnair, the original operator of the aircraft.

Four of the newly purchased aircraft are expected to enter revenue service for the Company in the first and second quarters of 2009 and the remaining two aircraft are expected to enter revenue service in the first quarter of 2010. The Company expects to receive approximately $5.5 million in lease revenue from the six aircraft, but expects to incur maintenance obligations of a similar dollar amount prior to the end of the leases. A portion of these maintenance obligations may be funded by supplemental rent received under the leases.

The Company’s current fleet consists of 36 MD-80 aircraft in service and is expected to grow to 37 by the end of April 2008.

Forward-Looking Statements: Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements included in this report that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include statements regarding the placement of aircraft into service and revenues to be received in the future. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause the Company’s results to differ materially from those expressed in the forward-looking statements generally may be found in the Company’s periodic reports filed with the Securities and Exchange Commission at www.sec.gov. Any forward-looking statements are based on information available to the Company today and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegiant Travel Company

April 11, 2008	By:	/s/Andrew C. Levy

Name: Andrew C. Levy
Title: Chief Financial Officer